Exhibit 10.13

exhibition events joint investment agreement

THIS AGREEMENT (this “Agreement”) is made and entered into this 14th day of February, 2025 by and between.

CR Entertainment and Production Limited, whose registered office is at FLAT/RM B 12F Hang Seng Causeway Bay BLDG 28 Yee Wo Street Causeway Bay HK (the “Organizer”). (the “Organizer”);

(hereinafter referred to as the “Organizer”)

CTRL Solutions Limited, whose registered office is at Unit F 12/F Kaiser Estate Phase 1, 41 Man Yue Street, Hung Hom, Hong Kong (hereinafter referred to as the “Co-organizer”).

(the “Parties” collectively and the “Party” individually).

WHEREAS the ORGANIZER and the CO-ORGANIZER wish to organize a fee-charging recreational activity in Hong Kong under the terms and conditions set out below and subject to their regulation, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, the following terms shall have the meanings ascribed to them below:

“Event”	means the event tentatively named to be held at the Event Venue during the Event Period and invested by the Parties on the terms and conditions of this Agreement.

“Event Period”	Tentatively from December 20, 2025 to January 4, 2026 (not less than 14 days, subject to actual operation)

“Total Fixed Costs”	means the total fixed costs incurred by the Organizer in organizing the Event in accordance with the Financial Budget Statement (including but not limited to copyright licensing, staff costs, advertising and promotion costs, venue rental fees, security, insurance costs and all agreed increases (if any) as confirmed by the Parties in accordance with Clause 3.2 below).

“Total Variable Costs”	means the Total Floating Costs incurred by the Organizer in organizing the Event in accordance with the Financial Budget Statement (including, without limitation, taxes, venue commissions and all Floating Costs (if any) that have been increased by mutual agreement as confirmed by the Parties in accordance with Clause 3.2 below).

“Total Costs Fee”	means the sum of the Total Fixed Costs and the Total Floating Costs.

“Profit and Loss Allocation Ratio”	means 50% for the Organizer/ 50% for the Co-organizer.

“Agreement Period”	means the period of validity of this Agreement commencing from the date of signing of this Agreement and ending 180 days after the expiry of the Event Period unless terminated earlier in accordance with the provisions of this Agreement.

“Event Venue”	Tentatively the Great Lawn of the Arts Park of the West Kowloon Cultural District.

2.	Warranties and Representations

2.1	Each party hereby warrants and represents to the other party as follows:

(i)	the timely and professional performance of their respective obligations under this Agreement;

(ii)	during the Term and at any time thereafter, not to disclose to any person (other than to its own employees or contractors on a “need to know” basis) any trade secret or confidential information relating to any sale, purchase, transaction, business, operation or financial affairs of the other party which it has acquired from the other party in the course of the Agreement without the prior written consent of the other party. (b) the disclosure of any trade secret or confidential information relating to any purchase, sale, transaction, matter, business or finance of that other party;

(iii)	Not to make any public statement or do anything that would tarnish the image of the Event at any time during the term of the Agreement.

3.	execution and financial arrangements for the event

3.1	The Organizer will organize the Event at the Event Venue during the Event Period. Subject to the Organizer’s execution of matters relating to the Event in accordance with the financial budget statement, the Co-organizer agrees that the Organizer shall have the right to determine and control all matters relating to the Event and the Organizer undertakes to prepare and execute the Event in the interest of the Co-organizer.

3.2	Any over-expenditure arrangements in excess of the amount stated in the Budget Statement shall only be made after prior negotiation and written confirmation by both parties, after which both parties will pay for all over-expenditure in accordance with their respective share of the profit and loss distribution.

3.3	The parties have agreed to allocate the total cost in accordance with the Profit and Loss Allocation Ratio. The investment amount shall be settled in Hong Kong dollars. The Co-organizers shall invest in the following manner of payment 50% of the total fixed cost fee of HKD12,500,000 for the Event, i.e. HKD6,250,000 (“Co-organizer’s Investment”):

i.	On or before April 18, 2025, the full amount of HKD6,250,000 of the Sponsor’s Investment shall be paid.

ii.	The Organizer has the right to cancel the Agreement if the Investor fails to pay the full amount of the Investment by the due date.

The Co-organizer shall remit the Co-organizer’s Investment to the bank account designated by the Organizer.

Bank:

Account Name:

Account Number:

Bank Swift Code:

3.4	The Organizer shall deliver to the Co-organizer a final financial report detailing the total costs, expenses and revenues incurred in respect of the Event within 150 days after the last day of the Event. Within 30 days of the written confirmation from the Co-organizer, the parties will allocate all profits and losses generated from the Event as follows:

i.	If the Event is profitable, the Organizer must return to the Co-organizer the total amount of investment paid by the Co-organizer (i.e. the Co-organizer’s investment) and allocate the profit to the Co-organizer in accordance with the Co-organizer’s profit and loss sharing ratio (50%); and

ii.	if the Event incurs a loss, if 50% of the loss exceeds the Co-organizer’s investment, the Co-organizer must pay the Organizer that difference; conversely, if 50% of the loss is less than the Co-organizer’s investment, the Organizer must pay the Co-organizer that difference.

3.5	The Co-organizer acknowledges that the Organizer does not give any guarantees as to the profitability and/or other aspects of the performance of the Event, but requests that the Organizer faithfully prepares and delivers the final financial report.

4.	Event Products and Rights

4.1	Except with the prior written consent of the Organizer, the Co-organizer shall not make any audio, visual (including photographic) and live recordings in any form now known or hereafter invented of any audio, visual (including photographic) and live recordings of any person who is present at the Event Venue at any time during the Event.

4.2	Unless with the prior written consent of the Organizer, the Co-organizer shall not use any peripheral merchandise, whether now known or hereafter devised and produced, for individual sale or gift.

5.	Force Majeure

5.1	If at any time during the term of the Agreement, the performance of the Event is affected by any act of God, fire, earthquake, flood, explosion, strike, workers’ riot, civil disturbance, or act of the government or its agents or officials, any order, statute, decree or action of any trade union or association of Artistes or employees affecting the Event, or the Artiste is prevented from carrying out the Event by reason of bodily reason and/or accident and/or serious illness or death of a family member, the Artiste shall not be held responsible for the failure of the Artiste to carry out the Work or any other acts of the Government or its agent. In the event that the performance of the Organizer’s obligations under this Agreement is delayed or impeded as a result of the Artist’s inability to perform due to unforeseen factors, etc., the performance of such obligations may be waived.

5.2	In the event of such force majeure and the Event cannot be held as scheduled, the Parties shall actively negotiate to have the Event postponed for a period of 3 months (or such other date as may be agreed by the Parties) from the original date and if the Parties are unable to decide on a replacement date within that period, the Event shall be canceled and the Parties shall not be obliged to perform their respective obligations hereunder thereafter, and no Party shall have any claim whatsoever against either Party The Organizer shall not be liable to pay any compensation for any damage or loss to the other party, provided that in such event, the Organizer will submit to the Co-organizers a final financial report detailing the total gross costs incurred in relation to the Event and the total revenue (if any) in relation to the Event up to the date of termination of this Agreement, within 150 days of the termination as aforesaid. The Organizer and the Co-organizer shall complete and settle the allocation of the Total Costs and Fees as well as the Profits and Losses in accordance with their respective profit and loss allocations within 30 days after the date of the financial report.

6.	Termination

6.1	Either party may terminate this Agreement in the following circumstances:

(i)	immediately if the other party commits a material breach of this Agreement and fails to remedy the breach, if remediable, within 7 days after written notice from the defaulting party requesting such remedy;

(ii)	may be terminated immediately if the other party commences a voluntary or involuntary (other than for the purpose of a corporate reorganization or amalgamation) dissolution or liquidation proceeding or enters into any arrangement for the benefit of creditors or has an administrator appointed over any of its assets;

In the event that this Agreement is terminated for any of the foregoing reasons, the defaulting party shall bear the legal consequences of its default and the defaulting party shall be entitled to recover from the defaulting party the actual damages incurred as a result thereof (including, but not limited to, damages, litigation and attorneys’ fees); and the Promoter shall also submit to the Co-organizer, within 150 days of such termination, a final financial report setting forth, in detail, the total costs incurred in connection with the Event up to the date of termination of this Agreement The total costs and revenues, if any, incurred in connection with the Event as of the date of termination of this Agreement, and the Defaulting Party shall be responsible for all costs incurred and shall pay the Defaulting Party 30 days after the date of the financial report.

7.	Indemnity

7.1	Either party to this Agreement shall indemnify and hold harmless the other party from and against all costs, claims and demands whatsoever arising out of any contractual, tortious or other liability (including any liability for negligence) incurred by the other party in connection with this Agreement. Whether the claimant is the Organizer or the Co-organizer, the total amount claimed by the claimant is limited to the total amount paid by the Co-organizer to the Organizer as at the date of the relevant claim.

7.2	(i)	The Organizer and the Co-organizer are aware of and agree to the need to procure a public liability insurance policy (commonly known as third party liability insurance) in accordance with the basic requirements stipulated by the Venue for the Event.

(ii)	The Organizer and the Co-organizers are aware and agree that they are also required to take out personal accident insurance specifically for the workers of the Event. The contents of the insurance policy should be reasonably and sensibly determined by the organizer and co-organizers.

(iii)	The contents of the insurance coverage can be reasonably determined by consensus after negotiation, and the premiums for the above Clause 7.2(i), (ii) and (iii) are deducted from the budget and attributed to the total fixed cost.

(iv)	In the unfortunate event that an accident occurs and such accident results in a claim being filed. The Organizer is required to notify the underwriting insurance company within a reasonable period of time and the source of the incident will be determined by an accredited third party. If the claim is covered by the insurance policy in place, the Organizer will request the policy to be exercised to process the claim.

(v)	In the event that the claimed amount exceeds the policy limit and the liability of the Organizer and the Co-organizer is required to be fulfilled by the Organizer and the Co-organizer after judicial adjudication, the Organizer will be liable for the excess amount in proportion to its share of the remaining balance of the claim.

The existence of an insurance claim will not affect the Organizer’s ability to prepare the final financial statements and the allocation of profits and losses in accordance with Clause 3.4 above as scheduled.

8.	OTHER MATTERS

8.1	Each party shall pay and/or withhold any and all income and other taxes due from any governmental authority under any law or regulation in respect of any proceeds derived from or in connection with this Agreement.

8.2	Except as provided in paragraph 6 of this Agreement, neither Party shall withdraw from the Investment or from the Hosting of the Event without cause (except as otherwise provided in this Agreement), failing which it shall indemnify the other Party against all losses and liabilities suffered by the other Party as a result thereof.

9.	Assignment

The Co-organizer shall not assign this Agreement, in whole or in part, to any third party without the prior written consent of the Organizer.

10.	Notices

Any notice to be given by either party to the other pursuant to this Agreement shall be in writing and shall be delivered to the party concerned by personal delivery, registered or certified mail or facsimile transmission at the address set out in this Agreement or at such other address as may be specified by the parties to the Agreement from time to time by notice in writing to the other party. Any notice given to the relevant party as aforesaid shall be deemed to have been served: (a) in the case of posting, three days after the date of posting; (b) in the case of personal delivery, on actual delivery to the relevant address; and (c) in the case of facsimile, on receipt of a hard copy of the acknowledgement of receipt of the report of transmittal.

Organizer

Name: CR Entertainment and Production Limited

Address: FLAT/RM B 12F Hang Seng Causeway Bay BLDG 28 Yee Wo Street Causeway Bay HK

Telephone:+ 852 55067050

Fax: N/A

Co-organizer

Name: Ctrl Solutions Limited

Address: Unit F, 12/F, Kaiser Estate Phase 1, 41 Man Yue Street Hung Hom, Hong Kong

Tel:+ 852 60228684

Fax: N/A

11.	No Exemption

11.1	No failure or delay on the part of any party in exercising any of its rights, powers or privileges shall operate as a waiver of such right, power or privilege; likewise, no failure or delay on the part of any party in exercising any of its rights, powers or privileges shall preclude that party from exercising the same in addition to, or again in conjunction with, the exercise of such right, power or privilege.

11.2	No waiver by either party of any provision of this Agreement in any circumstances shall be deemed to be a waiver of such provision in the future or to relieve it of any subsequent breach. If any provision of this Agreement is held to be invalid for any reason by any court of competent jurisdiction, the invalidity of that provision shall not affect the validity of the other provisions of this Agreement and all provisions not affected by such invalidity shall remain in force.

12.	Choice of Law and Jurisdiction

The interpretation and construction of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

13.	Entire Agreement

This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. No modification, amendment, waiver, termination or discharge of this Agreement shall be binding on the parties unless made in writing and effected by the signatures of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth at the top of this page.

By	CR Entertainment and Production Limited	)
On behalf of Candy Wong			on behalf of Candy Wong)
Signature		)

By	CTRL Solution Limited	)
On behalf of Holly Mok		)
Signed		)